Exhibit 99.1

VIVUS, Inc. (VVUS) Q2 2015 Earnings Call

July 30, 2015

Operator

And welcome to the VIVUS 2015 Second Quarter Financial Results Teleconference. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions]   As a reminder this conference is being recorded.

And I'll now turn the program over to Mr. Dana Shinbaum,  Corporate Development, Investor Relations.

Dana B. Shinbaum, Director, Corporate Development and Investor Relations

During this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict and should, among others.    These forward-looking statements are based on VIVUS' current expectation, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors are advised to read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2014, as filed on February 25, 2015 and as amended by the Form 10-K/A filed on April 30, 2015 and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Seth Fischer, CEO.

Seth H. Z. Fischer, Chief Executive Officer

Thanks, Dana. Hello everyone and welcome to our 2015 second quarter financial results teleconference. Svai Sanford, our CFO, is with me as well. Today, we will provide information regarding the new VIVUS operating structure along with some perspective on the obesity pharmacotherapy market and Qsymia and the progress made during the past quarter. We will also comment on the current status of avanafil commercialization and review our most recent financial results.

Extending our previously announced efforts to control cost, VIVUS has undertaken a further review of all aspects of the company's operations. Effective immediately, we are announcing a corporate restructuring that will reduce headcount and expenses with an objective of achieving neutral or positive operating cash flows by year-end 2016.

The U.S. market for branded anti-obesity pharmacotherapeutics has developed at a substantially lower rate than expected, held in check by factors including physician caution and reluctance to prescribe, historical hangover from past experiences with prescribing other agents, public and private payor resistance to reimburse, and lack of widespread consumer awareness.

Entrenched provider habit is evident in the fact that generic phentermine,  which is indicated only for short-term use, still comprises over 80% of total prescription volume in the anti-obesity category.

As stated previously, we have watched the obesity market trends closely while controlling our costs throughout the first half of 2015. The relatively shallow obesity market trajectory combined with lower than anticipated Qsymia uptake and our ongoing regulatory obligations in support of the brand have led to a thorough re-evaluation of our operations and a re-sizing of our commercial and corporate headcount.

In order to re-allocate resources most efficiently in support of Qsymia and other projects, we will be reducing our Qsymia sales force to 50 territories and streamline further our headquarters staff. We believe that this cost savings restructuring is timely, prudent and consistent with evolving obesity market realities and the opportunity as it currently exists. Going forward, we will continue to monitor market conditions for any positive developments with physicians, payors and patients that may indicate an increased investment as warranted.

The U.S. market for obesity pharmacotherapy continues to expand with total prescriptions of the anti-obesity category growing approximately 12% for the moving annual total ending May 2015,  versus the moving annual total ending May 2014 according to IMS. Branded anti-obesity products grew at a lower than expected rate of approximately 73% in prescription volume for the same time period.

For perspective, approximately 8.2 million prescriptions were dispensed for generic phentermine during the most recent moving annual total, comprising approximately 83% of the prescription anti-obesity market, compared to a combined 1.7 million annualized prescriptions for branded anti-obesity agents. Physicians remain comfortable prescribing generic phentermine for short-term weight management, and the long-term upside potential for branded products remain substantial. However, the nature of reimbursement for obesity pharmacotherapeutics continues to evolve slowly, and public and private payors are still among the keys to unlocking wide spread adoption of these potentially beneficial medications. As an example, overall, third-party coverage for Qsymia in the second quarter for 2015 reached 40%, compared to 38% in the first quarter of 2015 and due in part to improved pull through at the regional level. The introduction into both houses of congress of the Treat and Reduce Obesity Act of 2015 is an encouraging sign and we await action on this important legislation that would among other initiatives, remove the current restrictions for coverage of anti-obesity medications for Medicare beneficiaries.

Qsymia total prescription volume grew approximately 10% in the second quarter of 2015, compared to the second quarter of 2014 with demand remaining relatively steady on a weekly and monthly basis. Qsymia monthly total prescriptions reached the 50,000 mark for the first time in March 2015, based on our internal data and averaged approximately 51,000 per month during the second quarter of this year. Since the launch of the brand, nearly 1.3 million Qsymia prescriptions have been filled for approximately 300,000 unique patients. We believe these numbers provide ample testimony in support of the safety, efficacy and tolerability of our product.

Our commercial focus on healthcare providers in the second quarter of 2015 continued to target those most likely to be receptive to the promise of clinically significant 10% weight loss and the favorable safety profile of Qsymia. Promotional efforts in support of Qsymia, both representative driven as well as non-personal initiatives, have helped to sustain Qsymia new and total prescription volume in the face of increasing competitive noise.

We recently initiated a specialty sales force co-promotion pilot program with Kadmon Corporation intended to introduce Qsymia to new potential prescribers, specifically liver disease specialists. This pilot program will be evaluated at year end 2015. In addition, through a separate pilot, we continue to offer to our targeted group of high potential healthcare providers a program designed to deliver three-and-half months of real world clinical experience with Qsymia for appropriate patients who may not have an opportunity to try our product. This provider-centered free trial offer program has seen success throughout the second quarter of 2015, and is slated to continue through year end 2015.

One objective of our digital campaign is to send increasing numbers of informed consumers to productive Qsymia writers. We are amplifying our messages through digital media to information seeking consumers, those most likely to take action and speak with their physicians about prescription obesity treatment options. We believe our enhanced web-based strategies continue to deliver clear and compelling communications to potential patients. Early indicators suggest that implementation of these strategies is making an impact with the intended audiences in terms of productive engagement and follow-through.

We are also expanding in a cost effective manner our presence in the obesity market through other types of outreach targeting lapsed patients, those who have failed other therapies and those who have yet to try pharmacotherapy.

Regarding the FDA-required Qsymia cardiovascular outcomes trial known as AQCLAIM, VIVUS is working with leading cardiovascular outcome trial experts in planning substantial revisions to the original design and execution of the CVOT, with the goal of reducing costs while also fulfilling the requirement of further demonstrating the long-term cardiovascular safety of Qsymia.

There is substantial U.S. clinical experience with the individual components of Qsymia at higher dosage strength than those comprising the unique Qsymia formation. Phentermine was approved in the U.S. in 1959 and is indicated for short-term weight reduction. As mentioned, more than 8 million prescriptions are dispensed annually for phentermine. Topiramate, approved in the U.S. in 1996, is indicated for seizures and as prophylactic therapy for migraine. Nearly 13 million prescriptions are dispensed annually for topiramate. Regulatory authorities have required of those products neither an expensive CVOT nor a restrictive and costly REMS, and have within the past several years approved a  new dosage form of phentermine and a new adolescent migraine indication for topiramate without these regulatory burdens.

We believe that the considerable existing clinical safety data available for Qsymia since its launch in 2012 as well as for phentermine and topiramate as monotherapy throughout the many years that these agents have been on the market may help establish a record of safety for the two compounds combined in Qsymia.

We met recently with the FDA to provide a program update and to share our plans to modify the CVOT design. This dialog is ongoing and we are committed to involving the FDA in reviewing alternative proposals that will satisfy the existing requirements. As one component of this clinical project, we plan to conduct and complete by 2017 a Qsymia heart rate variability study that will guide and inform the redesigned CVOT. The total cost of this study is expected to be approximately $5 million.

Turning now to avanafil:

We are pleased to be working with Endo Pharmaceuticals, Menarini and Sanofi, our commercial alliance partners for avanafil in the U.S., Europe and certain rest of world territories, respectively.

As you know, Endo completed its acquisition of Auxilium and with it gained the commercial rights to STENDRA for erectile dysfunction in the U.S. and Canada. Endo is implementing their plans and programs for STENDRA for the balance of 2015 and beyond, and we believe that Endo's U.S. sales force deployment, promotional messaging, including the 15-minute onset-of-action data, and overall strategy for the brand will fully support STENDRA and further build the product. SPEDRA, as avanafil is known in the EU and other parts of the world, is now available in Europe at retail pharmacies in 25 countries within the Menarini territory.

With the approval by European regulatory authorities to include the 15-minute onset-of-action data in the SPEDRA label, as announced in January 2015, we believe that our commercial partner in Europe now has an additional important point of differentiation within the ED market via which to promote the product.

For Latin America and certain Asian countries, we are in active discussions with potential partners for license and commercialization arrangements, and we plan to make an announcement as soon as an alliance is secured.

The total potential value of the license and milestone payments from the avanafil alliances completed to date is $461 million plus royalties, of which VIVUS has received $118 million thus far, plus royalties.

I will now pass the call over to Svai Sanford, our CFO, for an update on the financials.

Svai S. Sanford, Chief Financial Officer

Thank you, Seth, and good afternoon everyone. I will now discuss our financial results for the quarter ended June 30, 2015. I also refer you to the financial results and recent business updates included in our press release.

Total revenue was $23 million in the current quarter, compared to $21.9 million in the second quarter of 2014. Of the total revenue, net product revenue was $14 million from sales of Qsymia in the current quarter, compared to $11 million in the second quarter of 2014. In addition, under our commercialization agreements for STENDRA or SPEDRA, we recognized $8.1 million in supply revenue in the current quarter, compared to $5.7 million in the second quarter of 2014. We also recognized $0.9 million in royalty revenue in the current quarter, compared to $1.1 million in the second quarter of 2014.

Approximately 152,000 Qsymia prescriptions were dispensed in the current quarter, compared to 138,000 in the second quarter of 2014.

Approximately 64% of Qsymia total prescriptions in the current quarter included either free good or discount offers, compared to 61% in the second quarter of 2014.

Net revenue per prescription, excluding free prescriptions, was $114 in the current quarter, compared to $102 in the second quarter of 2014.

As a reminder, we recorded revenue for sales of Qsymia on a sell-through model, whereby revenue is recognized when a prescription is dispensed to a patient. As of June 30, 2015, our deferred revenue related to sales of Qsymia was $18.4 million, which represents products shipped to the wholesaler but not yet dispensed to patients.

Total cost of goods sold, excluding inventory impairment, was $9.9 million in the current quarter, compared to $7 million in the second quarter of 2014. The increase was primarily due to the cost of STENDRA supplied in proportion to the increase in supply revenue.

Total selling, general and administrative expense was $22.2 million in the current quarter, compared to $28.3 million in the second quarter of 2014. Selling and marketing expense for the commercialization of Qsymia totaled $15.3 million in the current quarter, compared to $17.4 million in the second quarter of 2014. The total decrease was primarily due to the re-alignment of our sales force, refinement of our marketing and promotional programs, and continued cost cutting initiatives.

Total research and development expense was $2.6 million in the current quarter, compared to $4.1 million in the second quarter of 2014. The fluctuation was primarily due to the timing of clinical projects.

Total inventory impairment charges of $29.5 million in the current quarter consisted primarily of excess raw material inventory for Qsymia. In conjunction with our restructuring plan, approximately 60 job positions, including sales force personnel, will be eliminated and consequently our future sales forecast of Qsymia will be reduced and will result in excess inventories.

In accordance with GAAP, in addition to the inventory impairment charge recorded in the current quarter, we will incur additional charges for severance and facility closure of approximately $3.6 million in the third quarter of 2015. We expect annual savings of approximately $14.4 million in operating expenses beginning in fiscal 2016.

Net loss excluding the inventory impairment charges was $19.8 million, or $0.19 net loss per share in the current quarter, compared to a net loss of $25.8 million, or $0.25 net loss per share in the second quarter of 2014. Cash, cash equivalents and available-for-sale securities, collectively cash, totaled $274.2 million at June 30, 2015, as compared to $299.6 million at December 31, 2014. The decrease was primarily due to cash used in operating activities and repayment of debt.

I will now return the call to Seth for closing comments.

Seth H. Z. Fischer, Chief Executive Officer

Thanks Svai. We believe that anti-obesity pharmacotherapy in general and Qsymia specifically will ultimately grow in importance and acceptance among healthcare providers and their patients who are seeking a safe and effective solution in addition to diet and exercise that has proven to deliver 10% weight loss. However, the market reality and our current circumstances have compelled us to execute this restructuring plan as part of our fiduciary duty to stockholders to right-size the organization in a manner that is consistent with the opportunity as we see it.

VIVUS remains pleased with the current and future value-creating opportunities stemming from our avanafil franchise. The product is in good commercial hands in North America, Europe, and certain rest of world markets, and we look forward to finalizing an alliance for Latin America in the near term. The areas of focus for VIVUS for the balance of 2015 are as follows:  deliver a strong efficacy and safety message about Qsymia for obesity through our more focused field sales force as well as online to key healthcare provider audiences to help drive expanded first-line and continuing use; activate new patients seeking treatment for obesity through digital media and help direct them into targeted healthcare provider offices prepared to discuss Qsymia; advance our efforts to fulfill in a cost effective manner the remaining Qsymia regulatory post- marketing requirements; manage our avanafil alliances with Endo, Menarini, and Sanofi to help ensure the commercial success of this important erectile dysfunction medication around the world; maintain our overall cost structure with an eye toward achieving neutral or positive operating cash flows by year-end 2016.

We will now take your questions.

Operator

Thank you.

[Operator Instructions] Our first question comes from the line of Simos Simeonidis of RBC Capital Markets. Your line is now open. I apologize. Our first question comes from the line of Matthew Andrews of Wells Fargo Securities.

Matthew Andrews, Wells Fargo Securities

Hey, good afternoon, thanks for the chance to ask some questions. So Seth, in light of the announced restructuring, headcount, et cetera, where do you see the U.S. obesity market – branded market peaking out in terms of revenues at this point in time with the three branded – well, actually, four therapies now with Liraglutide.  Do you think this is a $500 million market at peak or potentially higher based on all the different, I guess, headwinds that you discussed in your prepared remarks?

Seth H. Z. Fischer, Chief Executive Officer

Yeah, I think that that's difficult to estimate. So one of the guiding post that we're watching as I mentioned during the call is what phentermine currently garnishes in the market in prescription volumes, and there are many different factors that will gauge where this market can in fact go. The payor market is a critical piece. We've seen at least some adoption within that market. I think the Treat and Reduce Obesity Act is another important addition to that market. Unfortunately, I think we all know 2016 will be dedicated to an election of a new President, so I don't really see that gathering speed until 2017. But I still see the market is holding a great deal of promise. I think it would be very difficult right now to suggest where the branded market will totally be.  A lot of that’s driven by volume and price clearly.

Matthew Andrews, Wells Fargo Securities

Switching to the CVOT, in your recent meeting with FDA, did they express a preference to satisfy the PMR?  Is it still the CVOT is what they want completed and you have to prove to them otherwise?

Seth H. Z. Fischer, Chief Executive Officer

That's a great question. The FDA, as you know, has required CVOTs with many of the metabolic products including the three weight loss compounds. We've discussed with them whether there can be different potential constructs to do such a trial. They are certainly open to listening to other alternatives. That's why we're going to bring together what we believe are our nation's experts and even global experts to suggest other potential alternatives, and they have agreed to stay very involved with us as we work through this process.

Matthew Andrews, Wells Fargo Securities

So do you have a general idea of when you're going to go back to the agency with your, I guess, optimized list of proposals?

Seth H. Z. Fischer, Chief Executive Officer

Well, right now, we're gathering the experts to have the discussion. I can't really say exactly when we'll be able to go back with that new protocol, but I can tell you it's a top priority within the company.

Matthew Andrews, Wells Fargo Securities

Is it reasonable to assume if you have to do the CVOT it's not going to start this year?

Seth H. Z. Fischer, Chief Executive Officer

That is reasonable. Yes.

Matthew Andrews, Wells Fargo Securities

All right. And then just lastly, where do you think you stand with ongoing litigation with Qsymia with generics, and what gives you confidence that your long-term – what gives you confidence in the long-term IP protection for the product? Thanks.

Seth H. Z. Fischer, Chief Executive Officer

Yeah. Thank you. We believe strongly in our IP state for Qsymia.  There – We have not set any litigation dates as of yet. We are working diligently on our case. We believe we have a strong case. We don't know with the acquisitions that occurred this week what that's going to do since both parties as you know are involved in litigation with the company. So, I guess the results of that merger will remain to be seen, but we are preparing diligently for what we believe will be a successful defense of our patents, but only the federal courts will decide that.

Operator

Thank you. And our next question comes from the line of Simos Simeonidis of RBC Capital Markets. Your line is now open.

Andrew Roberts, RBC Capital Markets

Hey guys, this is Andrew Roberts in for Simos. I was just wondering, can you please remind us, you're going down to 50 sales reps from previously 100, is that correct? And do these 50 include any Kadmon reps, or are these additional?

Seth H. Z. Fischer, Chief Executive Officer

No, the 50 do not include the pilot with Kadmon at all. So Kadmon's reps would be additional. We do not duplicate any physician called-on universe;  they have a totally separate called on universe.

Andrew Roberts, RBC Capital Markets

Okay. Great. Thanks. And I believe the 2016 Express Script formulary list came out today. And Qsymia was on the exclusion list. Would you please comment on that and maybe what lead to the loss of position on that formulary?

Seth H. Z. Fischer, Chief Executive Officer

I am really not in a position to comment on that. I wasn't aware that came out today, but we believe that within Express Scripts, we have good coverage. It's only certain payors that use that exclusion list, so I'm not sure that we believe it will be a big impact from that.

Andrew Roberts, RBC Capital Markets

Okay. Thanks. And just one more. From the 60 positions eliminated, were 50 in sales?

Seth H. Z. Fischer, Chief Executive Officer

The positions I talked about were the 50 sales reps or the new territories of 50 territories, the 50 were in sales. We have other reductions across the organization as well.

Andrew Roberts, RBC Capital Markets

Okay. Great. Thanks.

Operator

Thank you. And our next question comes from the line of Alan Carr of Needham. Your line is now open.

Alan Carr,  Needham

Hi, thanks for taking my questions. I guess a couple around the requirements,  the post-approval requirements with the FDA and this heart rate variability trial that you talked about.  Is that something that you hope to use as a substitute, or is that a trial that you'd like to run, show data to the FDA and then run something after that?  If you could elaborate a bit more about the strategy with that? And then also, you had a reduction in SG&A this quarter. Can you comment about what went into that, were there some reductions in the sales force that went in there as well?  And then I guess a sort of a bigger picture strategy question around, what's your feelings in terms of what has worked?  With these remaining reps, who are you going to target?  How do you think you can optimize them? Thanks.

Seth H. Z. Fischer, Chief Executive Officer

Great. So let me start first with the heart rate variability study. So, the heart rate variability study, or autonomic study as it’s also known, was always a subset of what we were doing as a part of the CVOT. We feel it's important to VIVUS, not necessarily to the FDA, to really look at the heart rate variability of patients on Qsymia because, as you know, we believe that there is no safety impact, but there is an increase in heart rate in some patients. So this will allow us to take a look at what that means from a safety standpoint. Certainly, we will share that information with the FDA. But again, it was already part of the ongoing CVOT trial anyway. So hopefully that answers that question.

As far as the 50 reps, where they’re focused on is those adopters of Qsymia and within their territory, they still have the opportunity to go after physicians that may have used other therapies and they had patients fail on those therapies. So as you know, the data is extremely clear today as to where physicians are prescribing and what they are prescribing, and where we see opportunistic situations, we will certainly deploy our reps accordingly. And we understand how we would continue to deploy as the market changes in the future.

I will have Svai answer your question about SG&A.

Svai Sanford, Chief Financial Officer

Hi Alan, it's Svai. The SG&A number you are referring to was $22.2 million this quarter compared to Q2 2014 of $28.2 million. The primary driver here is that we – our sales rep count went from 150 back in 2014 to approximately 100 during the Q2 period. So there is some savings from that.  And also we have refined a lot of our marketing and promotional programs to focus on the ones that work the most in the most efficient way and the  –

Alan Carr, Needham

Well how about -- From one – how about quarter-over-quarter sequentially?

Svai S. Sanford, Chief Financial Officer

I think we went from approximately 18 to 15.5 this quarter. So it's a combination of factors I just mentioned.

Alan Carr, Needham

How many reps did you have in first quarter versus – Did you cut the sales force with that reduction from – when did they – I was just wondering what had happened over that sequentially in terms of, you know, was that involved personnel there or was that other efficiencies?

Seth H. Z. Fischer, Chief Executive Officer

Yeah. So in the first quarter we were at 150 reps. As we announced at the fourth quarter call, we reduced that – or it may have been the first quarter call, I’m sorry, to approximately 100 representatives and now we are going to about 50 territories. You also have vacancy rates, et cetera, going on.

Alan Carr, Needham

Okay. Thanks for clarifying.

Operator

Thank you. [Operator Instructions]

Our next question comes from Jessica Fye of JPMorgan. Your line is now open.

Ryan Tochihara, JPMorgan

Hey guys, this is Ryan on for Jess. Thanks for taking our questions. I guess I have just two for you. First is, can you comment a little bit on, if you can, on the length of duration patients are staying on Qsymia? Have you seen any changes in the duration of treatment over the last couple of quarters?

Seth H. Z. Fischer, Chief Executive Officer

Based on the tracking we are able to do, which is not as precise as we could do in mail order, we see patients staying on the drug somewhere between four-and-a-half to five months.

Ryan Tochihara, JPMorgan

Okay, and then I guess following on an earlier question on SG&A, I guess we are looking at the 2Q number.  If we kind of pull that through, it's like about $90 million annualized. Are there further sort of leverage you can pull to get that number down, or is this going to – to get the cash flow even, is that going to get offset by like a higher revenue number? Just trying to get a little bit of a better sense, dig in a little bit on sort of the – trying to get that – of getting to break even?

Svai Sanford, Chief Financial Officer

Yeah, the annualized number that you have, $100 million might be a bit high because if you look at this current quarter we were running at approximately 90 to 100 reps, and we're starting in the following – in the third quarter and forward, the reps are going to be in the 50s. So there will be some savings that comes from that. So the run rate for the year going forward will be less than 100. I don't provide specific numbers.

Ryan Tochihara, JPMorgan

Okay, thanks, guys.

Operator

Thank you. I'm showing no further questions at this time. I'd like to hand the call back over to Mr. Seth Fischer for any closing remarks.

Seth H. Z. Fischer, Chief Executive Officer

Thank you and thank you everyone for joining our call today. Take care.

Operator

Ladies and gentlemen, thank you for participating in today's conference. That does conclude today's program. You may all disconnect. Have a great day everyone.